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                           UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                            Form 10-SB

GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL BUSINESS ISSUERS
  Under Section 12(b) or (g) of the Securities Exchange Act of 1934



              AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
          (Name of Small Business Issuer in its charter)




    NEW HAMPSHIRE                                  14-1805077
(State or other jurisdiction                    (I.R.S. Employer
of incorporation or organization)               Identification No.)


      100 WALNUT STREET -  CHAMPLAIN, NEW YORK      12919
      (Address of principal executive offices)    (Zip Code)


          Issuer's telephone number, (518) 298-2042


Securities to be registered under Section 12(b) of the Act:

Title of each class                Name of each exchange on which
to be so registered                each class is to be registered

COMMON STOCK                             OTCBB       NASDAQ


Securities to be registered under Section 12(g) of the Act:

                    COMMON STOCK       $000.1
                    ____________________________
                         (Title of class)


                    ____________________________
                         (Title of class)

ITEM 15.   FINANCIAL STATEMENTS AND EXHIBITS.

27     Financial Data Schedule

99     Additional Exhibits

       Financial Statements for Ameri-can Railway Systems, Incorporated.




                            SIGNATURES

  In accordance with Section 12 of the Securities Exchange Act of
1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                  Ameri-can Railway Systems, Incorporated
                                  ---------------------------------------
                                              (Registrant)

Date June 25, 1999                     By /s/ Sydney A. Harland
                                  ---------------------------------------
                                      Sydney A. Harland, Chairman,
                                        Chief Executive Officer
                                               (Signature)